Autodesk receives expected notification of deficiency from Nasdaq related to delayed filing of annual report on Form 10-K

SAN FRANCISCO, April 25, 2024 -- Autodesk, Inc. (NASDAQ: ADSK) (the “Company”) today announced that it received an expected deficiency notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) on April 19, 2024 (the “Notice”). The Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of its failure to timely file its Annual Report on Form 10-K for the year ended January 31, 2024 (the “Form 10-K”), as described more fully in the Company's Form 12b-25 Notification of Late Filing (the “Form 12b-25”) filed with the Securities and Exchange Commission (the "SEC") on April 1, 2024 and the press release issued by the Company on April 16, 2024 (the “Prior Press Release”). The Listing Rule requires Nasdaq-listed companies to timely file all required periodic reports with the SEC.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan to regain compliance with the Listing Rule. Pursuant to the Notice, following receipt of such plan, Nasdaq may grant an extension of up to 180 calendar days from the Form 10-K’s due date, or until October 14, 2024, for the Company to regain compliance. The Company intends to take the necessary steps to regain compliance with Nasdaq’s listing rules as soon as practicable.

As previously disclosed, the filing of the Form 10-K was delayed due to the matters described in the Form 12b-25 and the Prior Press Release. As of today, the internal investigation described in the Form 12b-25 and the Prior Press Release is ongoing and all parties continue to work diligently to complete the investigation and to file the Form 10-K as soon as practicable. The subject of the internal investigation remains the same as previously disclosed, and the Company currently does not believe that any of the matters under investigation affect any previously issued financial statements or the information in the Company's earnings release on February 29, 2024.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements above regarding the timing and expectations regarding the Company’s audit committee’s internal investigation and the filing of the Form 10-K, statements relating to the Company’s plan to regain compliance with Nasdaq’s rules, as well as all statements that are not historical facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this report, including: the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s audit committee (and the timing of the conclusions) concerning matters relating to the investigation; the timing of the review by, and the conclusions of, the Company's independent registered public accounting firm regarding the investigation and the Company's financial statements; the risk that the completion and filing of the Form 10-K will take longer than expected; uncertainties about the timing of the Company’s submission of a compliance plan; Nasdaq’s acceptance of any such plan; the duration of any extension that may be granted by Nasdaq; and the risk that the Company will be unable to meet Nasdaq's continued listing requirements.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K for the fiscal year ended January 31, 2023, and subsequent Forms 10-Q, which are on file with the Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk is changing how the world is designed and made. Our technology spans architecture, engineering, construction, product design, manufacturing, media and entertainment, empowering innovators everywhere to solve challenges big and small. From greener buildings to smarter products to more mesmerizing blockbusters, Autodesk software helps our customers to design and make a better world for all. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

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